FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Third Fiscal Quarter Distribution of $0.32 Per Share and Announces Second Fiscal Quarter Financial Results

CHICAGO, IL, May 3, 2013 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the second fiscal quarter ended March 31, 2013.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	March 31, 2013	December 31, 2012
Investment portfolio	$788,442	$768,342
Total assets	$893,178	$839,003
Net asset value per share	$14.80	$14.66

	Quarter Ended
	March 31, 2013	December 31, 2012
Investment income	$20,096	$18,594
Net investment income	$10,394	$9,578
Net gain (loss) on investments	$1,857	$(259)
Net increase in net assets resulting from operations	$12,251	$9,319

Net investment income per share	$0.32	$0.34
Net gain (loss) on investments	$0.06	$(0.01)
Net earnings per share	$0.38	$0.33

Second Fiscal Quarter 2013 Highlights

•	Net investment income for the quarter ended March 31, 2013 was $10.4 million, or $0.32 per share, as compared to $9.6 million, or $0.34 per share, for the quarter ended December 31, 2012;
•	Net gain (loss) on investments for the quarter ended March 31, 2013 was $1.9 million, or $0.06 per share, as compared to $(0.3) million, or $(0.01) per share, for the quarter ended December 31, 2012;
•	Net increase in net assets resulting from operations for the quarter ended March 31, 2013 was $12.3 million, or $0.38 per share, as compared to $9.3 million, or $0.33 per share, for the quarter ended December 31, 2012; and
•	Our board of directors declared a quarterly distribution on May 1, 2013 of $0.32 per share, payable on June 27, 2013 to stockholders of record as of June 13, 2013.

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Portfolio and Investment Activities

As of March 31, 2013, the Company had investments in 135 portfolio companies with a total fair value of $788.4 million. The investments in these portfolio companies consisted of $261.8 million of senior secured loans, $382.2 million of one stop loans, $76.6 million of second lien loans, $41.8 million of subordinated debt and $26.0 million of equity investments. This compares to the Company’s portfolio as of December 31, 2012, as of which the Company had investments in 129 portfolio companies with a total fair value of $768.3 million. The investments in these portfolio companies consisted of $248.9 million of senior secured loans, $363.6 million of one stop loans, $81.4 million of second lien loans, $49.6 million of subordinated debt and $24.8 million of equity investments.

For the quarter ended March 31, 2013, the Company originated $58.1 million in new middle-market investment commitments. Approximately 36% of the new middle-market investment commitments were senior secured loans, 25% were one stop loans, 38% were second lien loans and 1% were equity securities. Overall, total investments in portfolio companies at fair value increased by $20.1 million during the three months ended March 31, 2013 after factoring in debt repayments and sales of securities.

For the quarter ended March 31, 2013, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio was 10.6% and 9.5%, respectively.

Consolidated Results of Operations

Total investment income for the quarter ended March 31, 2013 and December 31, 2012 was $20.1 million and $18.6 million, respectively. This $1.5 million increase was primarily attributable to higher average invested assets partially offset by lower fees and amortization income from prepayments during the quarter ended March 31, 2013.

Total expenses for the quarter ended March 31, 2013 and December 31, 2012 were $9.7 million and $9.0 million, respectively. This $0.7 million increase was primarily due to increased incentive fees due to higher net investment income, increased management fees due to higher average assets and increased financing costs associated with amendments to the Company’s term debt securitization and revolving credit facility.

During the quarter ended March 31, 2013, the Company recorded net unrealized appreciation on investments of $1.9 million. The unrealized appreciation for the three months ended March 31, 2013 primarily resulted from an increase in fair value primarily due to the rise in market prices and a reversal of prior period unrealized depreciation.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitization, U.S. Small Business Administration (“SBA”) debentures, revolving credit facility and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

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As of March 31, 2013, the Company had cash and cash equivalents of $9.0 million, restricted cash of $84.2 million and $385.7 million of total debt outstanding. As of March 31, 2013, the Company had $52.3 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions. As of March 31, 2013, the Company’s wholly owned subsidiaries, GC SBIC IV, L.P. had $135.0 million of outstanding SBA-guaranteed debentures and GC SBIC V, L.P. had no outstanding debentures, leaving incremental borrowing capacity of $15.0 million and $75.0 million for GC SBIC IV, L.P. and GC SBIC V, L.P., respectively, under present small business investment company (“SBIC”) regulations.

On January 15, 2013, the Company priced a public offering of 4,500,000 shares of our common stock at a public offering price of $15.87 per share, raising approximately $71.4 million in gross proceeds. On January 18, 2013, the transaction closed, the shares were issued, and proceeds, net of offering costs but before expenses, of $69.1 million were received. On February 20, 2013, the Company sold an additional 622,262 shares of our common stock at a public offering price of $15.87 per share pursuant to the underwriters’ partial exercise of the over-allotment option.

On February 15, 2013, the Company amended its term debt securitization which, among other things, increased the size of the total notes outstanding by $50.0 million, lowered the pricing on the Class A notes from LIBOR + 2.40% to LIBOR + 1.74% and extended the reinvestment period through July 2015.

On May 1, 2013, the Company’s board of directors declared a quarterly distribution of $0.32 per share payable on June 27, 2013 to holders of record as of June 13, 2013.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Internal Performance Rating
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans scored 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount the Company anticipates will be recovered.

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The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of March 31, 2013 and December 31, 2012:

	March 31, 2013		December 31, 2012
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$136,918	17.4%	$107,548	14.0%
4	614,776	78.0	612,624	79.7
3	30,145	3.8	43,924	5.7
2	5,681	0.7	2,047	0.3
1	922	0.1	2,199	0.3
Total	$788,442	100.0%	$768,342	100.0%

Conference Call

The Company will host an earnings conference call at 11:00 a.m. (Eastern Time) on Friday, May 3, 2013 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 915-4217 approximately 10-15 minutes prior to the call; international callers should dial (212) 271-4651. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 3.31.13 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 1:00 p.m. (Eastern Time) on May 28, 2013. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21654052.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $783,868 and $765,626, respectively)	$788,442	$768,342
Cash and cash equivalents	8,950	21,420
Restricted cash and cash equivalents	84,214	39,226
Interest receivable	4,278	3,245
Deferred financing costs	7,029	6,373
Other assets	265	397
Total Assets	$893,178	$839,003

Liabilities
Debt	$385,700	$400,450
Interest payable	1,304	2,473
Management and incentive fees payable	5,069	4,782
Accounts payable and accrued expenses	1,452	1,452
Payable for investments purchased	-	10,456
Total Liabilities	393,525	419,613

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of March 31, 2013 and December 31, 2012	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 33,754,512 and 28,605,336 shares issued and outstanding as of March 31, 2013 December 31, 2012,
respectively	34	29
Paid in capital in excess of par	498,448	419,648
Capital distributions in excess of net investment income	379	779
Net unrealized appreciation on investments and derivative instruments	7,242	5,384
Net realized loss on investments and derivative instruments	(6,450)	(6,450)
Total Net Assets	499,653	419,390
Total Liabilities and Total Net Assets	$893,178	$839,003

Number of common shares outstanding	33,754,512	28,605,336
Net asset value per common share	$14.80	$14.66

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	March 31, 2013	December 31, 2012
	(unaudited)
Investment income
Interest income	$19,617	$18,327
Dividend income	479	267

Total investment income	20,096	18,594

Expenses
Interest and other debt financing expenses	3,292	2,995
Base management fee	2,686	2,468
Incentive fee	2,468	2,394
Professional fees	512	493
Administrative service fee	610	548
General and administrative expenses	134	118

Total expenses	9,702	9,016

Net investment income	10,394	9,578

Net (loss) gain on investments
Net realized gain (loss) on investments	-	94
Net realized loss on derivative instruments	-	-
Net change in unrealized (depreciation) appreciation on investments	1,857	(353)
Net change in unrealized depreciation on derivative instruments	-	-

Net (loss) gain on investments	1,857	(259)

Net increase in net assets resulting from operations	$12,251	$9,319

Per Common Share Data
Basic and diluted earnings per common share	$0.38	$0.33
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	32,532,794	27,933,613

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, subordinated and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With $8 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one stop financings (through the firm's proprietary GOLD and MEGA GOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a Top 3 Traditional Middle Market Bookrunner each year from 2008 through 2012 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion’s Award for “Senior Lender Firm of the Year.” Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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